UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20449

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-11275

Teltone Corporation
(Exact name of registrant as specified in its charter)

22522 – 29th Drive S.E., Suite 201
Bothell, Washington 98021
(425)487-1515
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common stock without par value
(Title of each class of securities covered by this Form)

None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [x]               Rule 12h-3(b)(1)(i)  [x]
          Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: Less than 300 persons

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Teltone Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                    TELTONE CORPORATION

Date: January 16, 2003                          By: /s/ Debra Griffith
                                                                    Name: Debra Griffith
                                                                    Title: President and Chief Executive Officer